                                                                     EXHIBIT 4.1


                             SHAREHOLDERS AGREEMENT
                             ----------------------

     This Shareholders Agreement (the "Agreement") is effective as of the
                                       ---------
closing of the Merger, as defined below, on August 17th, 1998 by and among Bell Sports Corp., a Delaware corporation (the "Company"), the successor by merger to
                                           -------
the obligations of HB Acquisition Corporation, a Delaware corporation ("Newco"),
                                                                        -----
Mary J. George ("George" and together with any other management investors, the
                 ------
"Management Shareholders" and each a "Management Shareholder"), CB Capital
- ------------------------              ----------------------
Investors, L.P., a Delaware limited partnership ("CBCI"), Charlesbank Bell
                                                  ----
Sports Holdings, Limited Partnership., a Massachusetts limited partnership

("Charlesbank") and Brentwood Associates Buyout Fund II, L.P., a Delaware
- -------------
limited partnership, ("Brentwood" and together with Charlesbank, the
                       ---------
"Investors"; collectively the Management Shareholders, CBCI and the Investors
 ---------
are referred to herein as the "Shareholders").
                               ------------

                                    Recitals
                                    --------

     WHEREAS, pursuant to an Agreement and Plan of Recapitalization and Merger dated February 17, 1998, by and between the Company and Newco, as amended by Amendment No. 1 to the Recapitalization Agreement dated as of April 8, 1998 (the "Recapitalization Agreement"), Newco will be merged with and into the Company
 --------------------------
(the "Merger") with the Company continuing as the surviving corporation (the
      ------
"Surviving Corporation");
- ----------------------

     WHEREAS, pursuant to the Recapitalization Agreement, at the Effective Time, each outstanding share of common stock, $.01 par value per share, of the Company (the "Company Common Stock") shall be converted into the right to receive $10.25
      --------------------
in cash, without interest thereon;

     WHEREAS, pursuant to a Stock Subscription Agreement, CBCI exchanged an aggregate of 487,805 shares of Company Common Stock held by CBCI immediately prior to the Effective Time for an aggregate of 80,097 shares of Common Stock, $.01 par value per share (the "Newco Common Stock"), of Newco and an aggregate
                               ------------------
of 97,087 shares of Series A Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), of Newco;
- -------------------------

     WHEREAS, pursuant to a Stock Option Subscription Agreement, George exchanged an aggregate of options to purchase 96,336 shares of Company Common Stock with an aggregate exercise price of $680,132 held by George immediately prior to the Effective Time for options to purchase an aggregate of 16,921 shares of Newco Common Stock at an exercise price of $0.44 per share and an aggregate of 20,511 shares of Series A Preferred Stock of Newco at an exercise price of $36.15 per share;

     WHEREAS, pursuant to a Stock Subscription Agreement, immediately prior to the Effective Time, each of Charlesbank and Brentwood subscribed for 360,437 shares of Newco Common Stock and 436,893 shares of Series A Preferred Stock of Newco;

     WHEREAS, pursuant to the Merger, each share of Newco Common Stock will be exchanged for one share of common stock of the Surviving Corporation and each share of Series A Preferred Stock will be exchanged for one share of Series A Preferred Stock of the Surviving Corporation, and each option to purchase shares of Series A Preferred Stock of Newco will be converted into and exchanged for an option to purchase share of Series A Preferred Stock of the Surviving Corporation, and each option to purchase shares of Common Stock of Newco will be converted into and exchanged for an option to purchase share of Common Stock of the Surviving Corporation;

     WHEREAS, immediately following the Effective Time, the shares of common stock of the Surviving Corporation then outstanding shall become Class A Common Stock of the Surviving Corporation and a new Class B Common Stock and Class C Common Stock of the Surviving Corporation shall be authorized;

     WHEREAS, certain Management Shareholders shall purchase shares of Class B Common Stock of the Surviving Corporation and shares of Class C Common Stock of the Surviving Corporation (the Class A Common Stock, Class B Common Stock and Class C Common Stock of the Surviving Corporation shall be referred to collectively as the "Common Stock");
                     ------------

     WHEREAS, certain capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Recapitalization Agreement; and

     WHEREAS, the parties believe that it is in the best interests of the Company and the Shareholders to: (i) provide that the Shares (as hereinafter defined) shall be transferable only upon compliance with the terms hereof; (ii) provide the Company, the Investors, CBCI and the Management Shareholders with certain rights and obligations with respect to the purchase of the Shares under certain circumstances; (iii) provide for certain rights and obligations with respect to the election of directors of the Company; and (iv) set forth their agreements on certain other matters.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Shareholders hereby agree as follows:

1.  Prohibited Transfers.
    --------------------

1.1 None of the Shareholders shall pledge, hypothecate or mortgage or in any way encumber all or any part of the Shares owned by it, whether directly or indirectly, involuntarily, by operation of law or otherwise.

1.2 None of the Shareholders shall sell, assign, transfer, grant a participation interest in, or dispose of, by gift or otherwise, all or any part of the Shares (as hereinafter defined) owned by it, whether directly or indirectly, involuntarily, by operation of law or otherwise, except in compliance with the terms of this Agreement. For purposes of this Agreement, the term "Shares" shall mean all shares (or rights, options or warrants to
          ------
acquire such shares) in the capital of the Company owned, directly or indirectly, by any Shareholder, whether presently held or hereafter, including without limitation the Common Stock and the Series A Preferred Stock. "Shares" owned by the Shareholders shall include Shares owned by any Affiliate of any Shareholders if such Affiliate holds, directly or indirectly, Shares (assuming the conversion and exercise by such Shareholders of all securities convertible into or exercisable for Shares).

2.  Right of First Offer on Dispositions by Shareholders.
    ----------------------------------------------------

2.1  No Shareholder (the "Selling Shareholder") shall sell, assign, transfer,
                          -------------------
grant a participation interest in, or otherwise dispose of any or all Shares owned by him to a third party unless (i) such Selling Shareholder shall have received a bona-fide offer to purchase such Shares (the "Shareholders' Offered
                                                         ---------------------
Shares") from such third party (a "Third Party Offer"), (ii) such third party is
- ------                             -----------------
acting at arm's length from the Selling Shareholder and (iii) the Selling Shareholder first submits a written offer pursuant to this Section 2 (the "Offer") to the Company, the Investors and CBCI, together with a copy of the
 -----
Third Party Offer, identifying the third party to whom the Shareholders' Offered Shares are proposed to be sold and the terms of the proposed sale and offering to the Company and to the Investors the opportunity to purchase such Shares on terms and conditions, including price, not less favorable to the Company and to the Investors than those on which the Selling Shareholder proposes to sell such Shares to such third party; provided, however, that if the Shareholders' Offered
                            --------  -------
Shares are to be sold other than for cash, the Company, the Investors and CBCI shall have the opportunity to purchase such Shares for cash.

2.2 The Company shall have the first right to purchase all or a portion of the Shareholders' Offered Shares upon the terms of the Offer. The Company shall act upon the Offer as soon as practicable and in any event within 15 days after the receipt thereof. In the event that the Company shall elect to purchase all or a portion of the Shareholders' Offered Shares, the Company shall communicate in writing such election to purchase to the Selling Shareholder, which communication shall be delivered by hand or mailed to the Selling Shareholder at the address provided herein, and shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shareholders' Offered Shares covered thereby, subject to the provisions of Section 2.4 hereof.

2.3 In the event that the Company elects not to purchase all of the Shareholders' Offered Shares, each Investor and CBCI (and each Qualified Transferee (as defined below)) shall have the right to purchase up to that number of the available Shareholders' Offered Shares (less those Shareholders' Offered Shares purchased by the Company) (the "Remaining Shareholders' Offered
                                               -------------------------------
Shares") as shall be equal to the aggregate number of the Remaining
- ------
Shareholders' Offered Shares multiplied by a fraction, the numerator of which is the number of Shares of the Company then held by such Investor or CBCI and the denominator of which is the total number of Shares held by all of the Investors and CBCI. The number of the Remaining Shareholders' Offered Shares that each Investor and CBCI is entitled to purchase under this Section 2 shall be referred to as his, her or its "Pro Rata Fraction." Each of the Investors and CBCI shall
                       -----------------
act upon the Offer as soon as practicable and in any event within 15 days after receipt of notification as to the amount of Shares to be purchased by the Company. Each Investor and CBCI may elect to accept the Offer as to all or a portion of the Remaining Shareholders' Offered Shares, regardless of such Investor's and CBCI's Pro Rata Fraction. In the event that an Investor or CBCI shall elect to purchase all or a portion of the Remaining Shareholders' Offered Shares, such Investor or CBCI shall individually communicate in writing such election to purchase to the Selling Shareholder, which communication shall be delivered by hand or mailed to the Selling Shareholder at the address provided herein, and shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Remaining Shareholders' Offered Shares covered thereby, subject to the provisions of Section 2.4 hereof, to the extent of the number of the Remaining Shareholders' Offered Shares, if any, allocated to such Investor or CBCI in accordance with the following sentence. Upon the expiration of all applicable periods under this Section 2, the number of Shares to be purchased by each Investor and CBCI shall be determined as follows: (i) there shall first be allocated to each Investor and CBCI a number of the Remaining Shareholders' Offered Shares equal to the lesser of (x) the number of the Remaining Shareholders' Offered Shares as to which such Investor or CBCI accepted the Offer or (y) such Investor's or CBCI's Pro Rata Fraction, and (ii) the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors and CBCI who accepted the Offer as to a number of Shares which exceeded their respective Pro Rata Fractions, in each case on a pro rata basis in proportion to the amount of such excess.

2.4 In the event that the Company, the Investors and CBCI, individually or together, do not purchase all of the Shareholders' Offered Shares, then the Selling Shareholder may, at its election, (i) sell such partial number of the Shareholders' Offered Shares to the Company, the Investors and CBCI as specified in their acceptances of the Offer, or (ii) reject the partial acceptances of the Company, the Investors and CBCI and in either case the Selling Shareholder may sell all or any part of the Shareholders' Offered Shares at any time within 120 days after receipt of the Offer. Any such sale shall be to the person originally named in the Offer as the proposed purchaser or transferee and shall be at not less than the price and upon the same terms and conditions as those specified in the Third Party Offer. Any Shares sold after such 120-day period, or, if prior to such 120-day period, to a different purchaser, at a lower price or otherwise on more favorable terms, shall be subject to the requirements of a prior offer pursuant to this Section 2. The transferee of any Shares, as permitted by this Section 2, shall hold such Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by, this Agreement upon the Shareholders, and shall be required, as a condition of such transfer, to execute and deliver to the Shareholders and the Company a written acknowledgment of such fact.

2.5 The Right of First Offer granted to the Company and the Investors under this Section 2 shall terminate upon the closing of a qualified public offering of the Company ("Qualified Public Offering"). For purposes of this Agreement,
                 -------------------------
"Qualified Public Offering" shall mean a public offering of shares of the Company's Common Stock after which the Investors will have sold 30% of the Common Stock for which they originally subscribed.

2.6  For purposes of this Agreement, a "Qualified Transferee" shall mean any
                                        --------------------
person who (i) is an Affiliate of an Investor or CBCI or (ii) acquired any Preferred Stock and/or Common Stock then held by an Investor or CBCI in accordance with this Agreement. An "Affiliate" of a person or entity shall mean
                                     ---------
another person or entity that is directly or indirectly controlling, controlled by or under common control with such person or entity; provided that for
                                                       -------------
purposes of this definition, the direct and indirect limited and general partners of Charlesbank and Brentwood shall constitute Affiliates of Charlesbank and Brentwood, respectively. "Control" shall mean the right to cast, directly or
                              -------
indirectly, more than 50% of the voting interests in a person or entity.

3.  Right of Participation in Sales.
    -------------------------------

3.1 If at any time any Shareholder wishes, or in accordance with Section 2, is required to sell, or otherwise dispose of, any Shares owned by him, her or it to any person (the "Purchaser") in a transaction which is subject to the provisions
                 ---------
of Section 2 hereof, each Investor and CBCI that has not elected to purchase any of the shares pursuant to Section 2 hereof, shall have the right to participate pro rata in such transaction, and, accordingly, shall have the right to require, as a condition to such sale or disposition, that the Purchaser purchase from such Investor or CBCI at the same price per Share and on the same terms and conditions as involved in such sale or disposition by the Selling Shareholder up to that number of Common Shares which represents the same percentage of Shares then held by such Investor or CBCI, as the number of Shares of the Company, directly or indirectly, proposed to be sold or disposed of by the Selling Shareholder represents with respect to that number of Shares of the Company then owned, directly or indirectly, by such Shareholder, provided, however, that any
                                                    --------  -------
purchase by the Purchaser of less than all of the Shares offered by such Shareholders shall be made from such Shareholders pro rata based upon the percentage of the Company proposed to be sold by each. Each Investor and CBCI that has not elected to purchase any of the Shareholders' Offered Shares pursuant to Section 2 hereof, wishing so to participate in any such sale or disposition shall individually communicate such election to the Selling Shareholder as soon as practicable after receipt of the Offer made pursuant to
Section 2, and in all events within 15 days after receipt thereof, which communication shall be delivered by hand or mailed to the Selling Shareholder at the address furnished in accordance with
Section 13. The term "Purchaser" in this Section 3 shall include the Investor
                      ---------
or CBCI that may have elected to exercise their rights of first refusal provided for in Section 2 hereof.

3.2 If a sale to a Purchaser by any or all of the Investors constitutes a Change of Control transaction ("Change of Control"), each Management Shareholder
                                -----------------
and CBCI shall have the right to participate pro rata in such transaction, and, accordingly, shall have the right to require, as a condition to such Change of Control transaction, that the Purchaser purchase from such Management Shareholder or CBCI at the same price per Share and on the same terms and conditions as involved in such sale or disposition by the Investors up to that number of Common Shares which represents the same percentage of Shares then held by such Management Shareholder or CBCI, as the number of Shares of the Company, directly or indirectly, proposed to be sold or disposed of by the Investors represents with respect to that number of Shares of the Company then owned, directly or indirectly, by the Investors, provided, however, that any purchase
                                          --------  -------
by the Purchaser of less than all of the Shares offered by such Shareholders shall be made from such Shareholders pro rata based upon the percentage of the Company proposed to be sold by each. For purposes of this Agreement, "Change of
                                                                      ---------
Control" shall mean (i) any change in the ownership of the capital stock of the
- -------
Company if, immediately after giving effect thereto, any person (or group of persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board; (ii) any sale or other disposition of all or substantially all of the assets of the Company (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the stock of its subsidiaries or sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole) to another person (the "Change
                                                                        ------
of Control Transferee") if, immediately after giving effect thereto, any person
- ---------------------
(or group of persons acting in concert) other than the Investors and their Affiliates will have the power to elect a majority of the members of the board of directors (or other similar governing body) of the Change of Control Transferee; or (iii) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, the Investors and their Affiliates shall own, in the aggregate, less than 25% of the equity interests of the Company.

3.3 The co-sale rights granted to the Investors, CBCI and the Management Shareholders under this Section 3 shall terminate upon the closing of a Qualified Public Offering of the Company.

4.  Take-Along Right.
    ----------------

4.1 Subject to prior compliance with Sections 2 and 3 hereof, the Management Shareholders and CBCI hereby agree, if requested by the Majority Shareholders (for purposes of this Section 4 collectively, the "Proposed Sellers") to
                                                   ----------------
transfer for value all of the Shares then owned by such Shareholders to any person not affiliated with any of the Proposed Sellers (for purposes of this
Section 4, the "Proposed Buyer") in the manner and on the terms set forth in
                --------------
this Section 4 in connection with a sale by the Proposed Sellers.  "Majority
                                                                    --------
Shareholders" shall mean the holders of two-thirds (2/3) of the shares of
- ------------
capital stock of the Company held by the Investors.

4.2 If the Proposed Sellers elect to exercise their rights under this Section 4, a notice (the "Take Along Notice") shall be furnished by the Proposed Sellers
                  -----------------
to the Management Shareholders and CBCI which notice may be satisfied by delivery of the offer received by the Proposed Sellers for the purchase of their Shares. The Take Along Notice shall set forth the principal terms of the proposed Sale insofar as it relates to the Shares, including the maximum and minimum purchase price and the name and address of the Proposed Buyer. If at the end of the one hundred eightieth (180th) day following the date of the effectiveness of the Take Along Notice the Proposed Sellers have not completed the proposed sale, the Management Shareholders and CBCI shall be released from their obligations under the Take Along Notice, the Take Along Notice shall be null and void, and it shall be necessary for a separate Take Along Notice to have been furnished and the terms and provisions of this Section 4 separately complied with, in order to consummate such sale pursuant to this Section 4.

5.  Lock-up.  The Shareholders and any Qualified Transferees shall not transfer
    -------
any Shares for a period beginning seven days immediately preceding, and ending on the 180th day following, any public offering of the Company's securities without the prior written consent of the underwriters managing the offering. In addition, the Shareholders and any Qualified Transferees shall enter further written agreements having provisions limiting transfers of Shares no more restrictive than the provisions of this Section 5 at the request of the Company in connection with such a public offering.

6.  Board of Directors.
    ------------------

6.1 The Management Shareholders, CBCI and the Investors and their Affiliates agree to vote all of the Company's Common Shares and any other voting securities of the Company now owned or hereafter acquired or controlled by them (collectively, the "Voting Securities"), and otherwise use their respective best
                    -----------------
efforts as shareholders or directors of the Company, to cause and maintain the election to the Board of Directors of (a) 3 persons designated by Charlesbank,
(b) 3 persons designated by Brentwood and (c) for as long as her Employment Agreement requires, George. The initial designees of Charlesbank shall be Tim
R. Palmer, Kim G. Davis and John F. Hetterick, and the initial designees of Brentwood shall be Edward L. McCall, William M. Barnum and John M. Sullivan. Each Shareholder hereby acknowledges and agrees that the initial directors of the Company shall be Mary J. George, Terry G. Lee, Tim R. Palmer, Kim G. Davis, Edward L. McCall, William M. Barnum, John M. Sullivan and John F. Hetterick.

6.2 In the absence of any designation from any party hereto, the director previously designated by such party and then serving shall be reelected if still eligible to serve as provided herein. No party hereto shall vote to remove any member of the Board of Directors designated in accordance with the aforesaid procedure unless the designating party or parties so vote, and if the designating party or parties so vote then the non-designating party or parties shall likewise so vote. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under this Section 6 shall be filled by another person designated by the original designating party or parties. The Shareholders shall vote their respective Voting Securities in accordance with such new designation, and any such vacancy shall not be filled in the absence of a new designation by the original designating party.

6.3 The Company agrees not to give effect to any action by any holder of Shares or any other person in contravention of this Agreement.

6.4 Notwithstanding any other provision of this Agreement to the contrary, the rights of the Shareholders under this Section 6 are personal to the Shareholders and may not be transferred to, or be exercised by, any party other than an Affiliate of any of the Investors.

7.  Piggyback Registration.
    ----------------------

7.1 Whenever the Company proposes to register any shares of its Class A Common Stock for its own or others' account under the Securities Act for a public offering (a "Public Offering"), the Company shall furnish each Shareholder
             ---------------
prompt written notice of its intent to do so. Upon the request of any Shareholder given by notice to the Company within twenty (20) days after the effectiveness of such notice from the Company, the Company will use its best efforts to cause to be included in such registration all of the shares of Class A Common Stock which such holder requests. Notwithstanding the foregoing provisions of this Section 7.1, if the Company is advised in writing in good faith by any managing underwriter of the securities being offered pursuant to any Public Offering under this Section 7.1 that the number of shares to be sold by persons other than the Company in such Public Offering is greater than the number of such shares which can be included in such Public Offering without adversely affecting such Public Offering, the Company may reduce pro rata (based upon the number of Shares held by such persons) the number of shares of Class A Common Stock offered for the accounts of such persons other than the Company to a number of shares of Class A Common Stock deemed satisfactory by such managing underwriter.

7.2 The Company shall pay all expenses of the holders of Shares participating in any Public Offering pursuant to Section 7.1, including without limitation the fees and charges of one legal counsel or other advisor retained by any such holders, other than underwriting discounts and commissions, if any, and applicable transfer taxes, if any.

7.3 Notwithstanding the preceding provisions of this Section 7, no holder of Shares shall have any right of participation or otherwise with respect to a Public Offering (i) relating to employee benefit plans on Form S-8 or any similar form then in effect or (ii) relating to the issuance of any shares in connection with the acquisition of any entity or business on Form S-4 or any similar form then in effect.

7.4 In the event of any registration of any Shares under the Securities Act pursuant to this Section 7, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company pursuant to which securities of the Company are sold (whether or not for the account of the Company), the Company will, and hereby does, indemnify and hold harmless each seller of Shares, any other holder of securities who is or might be deemed to be a controlling person of the Company within the meaning of Section 15 of the Securities Act, their respective direct and indirect partners, advisory board members, directors, officers and stockholders, and each other person, if any, who controls any such seller or any such holder within the meaning of
Section 15 of the Securities Act (each such person being referred to herein as a "Covered Person"), against any losses, claims, damages or liabilities, joint or
 --------------
several, and reasonable expenses (including, without limitation, reasonable legal and other fees and expenses incurred by any Covered Person in defending or investigating any action or claim in respect thereof) to which such Covered Person may be or become subject under the Securities Act, any other securities or other law of any jurisdiction, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the Company shall not be liable to any
               --------  -------
Covered Person in any such case to the extent that any such loss, claim, damage, liability, action or proceeding arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Covered Person specifically stating that it is for use in the preparation thereof. The indemnities of the Company and of its subsidiaries contained in this Section 7 shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities.

7.5 The Company may require, as a condition to including any securities in any registration statement filed pursuant to this Section 7, that the Company shall have received an undertaking satisfactory to it from each prospective seller of such securities, to indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other person (other than such seller), if any, who controls the Company within the meaning of Section 15 of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any document incorporated therein, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, or incorporated document. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive any transfer of securities.

7.6  Each party entitled to indemnification under this Agreement (the

"Indemnified Party") shall give notice to the party required to provide
- ------------------
indemnification (the "Indemnifying Party") promptly after such Indemnified Party
                      ------------------
has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying
                                --------
Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to
                --------  -------
give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party
                                 --------  -------
shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. In Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

7.7 If the indemnity provided for in Sections 7.4 or 7.5 is available, each indemnified party will be indemnified thereunder to the full extent provided in such section without regard to the relative fault of the indemnifying party or the indemnified party or the other equitable considerations referenced in this
Section 7.7. If the indemnification provided for in Sections 7.4 or 7.5 hereof is unavailable to a party that would have been an indemnified party under any such Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 7.7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 7.7 shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.8 The liability of each holder of Shares in respect of any indemnification or contribution obligation of such holder arising under this Section 7 shall not in any event exceed an amount equal to the net proceeds to such holder (after deduction of all underwriters' discounts and commissions and all other expenses paid by such holder in connection with the registration in question) from the disposition of the Shares disposed of by such holder pursuant to such registration.

8.  Voting Agreement.  Notwithstanding anything to the contrary in this
    ----------------
Agreement, Charlesbank and Brentwood agree to cast all votes to which such holders are entitled in respect of the Shares, now or hereafter owned or controlled by such holders, whether at any annual or special meeting of stockholders, by written consent or otherwise, together in a manner upon which such holders mutually agree.

9.  Director Indemnification.  In the event that any director elected pursuant
    ------------------------
to the terms of this Agreement shall be made or threatened to be made a party to any action, suit or proceeding with respect to which he may be entitled to indemnification by the Company pursuant to its Certificate of Incorporation, By-laws or administrative resolutions or otherwise, he shall be represented in such action, suit or proceeding by counsel selected by the Company unless such representation would be inappropriate due to actual or potential differing interests, as reasonably determined by either the director or the Company, between the director and the Company, in which case the director shall be entitled to be represented by counsel of his choice and, to the fullest extent permitted by law, the reasonable expense of such representation shall be reimbursed by the Company to the extent provided in or authorized by said By-laws or administrative resolutions or other provisions.

10.  Permitted Transfers.  Anything herein to the contrary notwithstanding, the
     -------------------
provisions of Sections 1 and 2 shall not apply to: (a) any sale of Shares by an Investor to one of its Affiliates; (b) any sale of Shares in a public offering and (c) any transfer of Shares by a Management Shareholder to a Member of the Immediate Family of such Management Shareholder; provided, however, that no
                                                 --------  -------
transfer under subsection (c) of this Section 10 shall be effective until such Member of the Immediate Family has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Shares to be received by such Member of the Immediate Family are subject to all the provisions of this Agreement and that such Member of the Immediate Family is bound hereby and a party hereto to the same extent as a Management Shareholder. In the event of any such transfer pursuant to subsection (a) of this Section 10, the transferee of the Shares shall hold the Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement, and shall be required as a condition to the transfer to execute and deliver a written acknowledgment of such fact addressed to the parties hereto. For the purposes of this Agreement, "Members
                                                                       -------
of the Immediate Family" shall mean, with respect to any individual, each
- -----------------------
spouse, parent, brother, sister or child of such individual, each spouse of any such person, each child of any of the aforementioned persons, each trust created solely for the benefit of one or more of the aforementioned persons, each custodian or guardian of any property of one or more of the aforementioned persons in his or her capacity as such custodian or guardian and any partnership all of the interests of which are owned by any one of or a combination of the aforementioned persons.

11.  Termination.  This Agreement, and the respective rights and obligations of
     -----------
the parties hereto, shall terminate upon the earlier of the closing of a Qualified Public Offering of the Company or a Change of Control, as defined in
Section 3; above.

12.  Certain Conditions.
     ------------------

12.1.  At any closing pursuant to the acceptance of an Offer in accordance with
Section 2, it shall be a condition precedent to the purchasing Shareholder's (or Qualified Transferee's) obligation to purchase that:

12.1.1 the seller shall deliver the certificates representing its Shares duly endorsed for transfer and shall execute all such deeds, documents, instruments and agreements as shall be reasonably necessary (in the opinion of legal counsel to the purchaser, acting reasonably) in order to convey to such purchaser all the right, title and interest of the seller in and to the Shares held by the seller; and

12.1.2 the seller shall represent and warrant that its Shares are sold with good and marketable title, free and clear of all liens and encumbrances of any nature whatsoever, other than restrictions on transfer imposed by securities laws.

Such closing shall take place at 10:00 a.m. (New York time) on the date specified for closing, at the registered office of the Company.

13.  Notices.  All notices and other communications hereunder shall be in
     -------
writing and shall be deemed to have been received when delivered or three days after being mailed by first class, registered or certified mail (air mail if to or from outside the United States), return receipt requested, postage prepaid, or by express delivery providing receipt of delivery, at the address set forth below, and if to the Company, at:

          Bell Sports Corp.
          6350 San Ignacio
          San Jose, California  95119
          Attn: Chief Executive Officer


          and if to the Investors, at:

          Charlesbank Bell Sports Holdings, Limited Partnership
          c/o Charlesbank Equity Fund IV, Limited Partnership
          600 Atlantic Avenue
          26th Floor
          Boston, Massachusetts  02210
          ATTN:  Tim R. Palmer
                 Tami E. Nason, Esq.

          and
          ---

          Brentwood Associates Buyout Fund II, L.P.
          c/o Brentwood Associates Private Equity
          11150 Santa Monica Boulevard, Suite 1200
          Los Angeles, California  90025
          ATTN:  William M. Barnum

          with a copy to:
          --------------

          Ropes & Gray
          One International Place
          Boston, Massachusetts  02110
          ATTN:  Larry Jordan Rowe, Esq.


          and if to CBCI, at:

          CB Capital Investors, L.P.
          380 Madison Ave.
          12th Floor
          New York, New York  10017
          Attn: Arnold L. Chavkin

          and if to George, at

          Mary J. George
          33822 Bridgehampton
          Dana Point, California  92677

          with a copy to:
          --------------

          Winston & Strawn
          35 West Wacker Drive
          Suite 4700
          Chicago, Illinois  60601
          ATTN:  Robert F. Wall, Esq.

or in any case to such other address as the addressee shall have furnished to the other parties hereto in the manner prescribed by this Section 13.

14.  Specific Performance.  The rights of the parties under this Agreement are
     --------------------
unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

15.  Legend.  The certificates representing the Shares shall bear on their face
     ------
a legend indicating the existence of this Agreement and of the restrictions imposed hereby.

16.  Entire Agreement.  This Agreement constitutes the entire agreement among
     ----------------
the parties with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings between them or any of them as to such subject matter.

17.  Waiver and Further Agreements.  Neither this Agreement nor any provision
     -----------------------------
hereof may be waived, modified, terminated or amended except by a written agreement signed by the parties hereto. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any party may reasonably require in order to effectuate the terms and purposes of this Agreement.

18.  Assignment; Successors and Assigns.  This Agreement shall be binding upon
     ----------------------------------
and shall inure to the benefit of the parties and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

19.  Severability.  In case any one or more of the provisions contained in this
     ------------
Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

20.  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instruments.

21.  Section Headings.  The headings contained in this Agreement are for
     ----------------
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22.  Governing Law.  This Agreement shall be governed by and construed and
     -------------
enforced in accordance with the laws of the State of Delaware.

23.  Additional Shareholders.  The Company covenants and agrees that it shall
     -----------------------
not sell, issue or grant to any employee of or consultant to the Company any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights to purchase capital stock or convertible or exchangeable securities of the Company, until such employee or consultant agrees with the Company to become a party to this Agreement as a Shareholder hereunder and executes a counterpart hereof.

        [The remainder of this page has been intentionally left blank.]

                                                        [Shareholders Agreement]

     IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.

                                BELL SPORTS CORP.


                                By____________________________
                                  Name:
                                  Title:


                              CHARLESBANK BELL SPORTS HOLDINGS,   LIMITED
                              PARTNERSHIP

                                  By: CHARLESBANK EQUITY FUND IV,
                                        LIMITED PARTNERSHIP,
                                         a general partner

                                  By: CHARLESBANK EQUITY FUND IV GP,
                                        LIMITED PARTNERSHIP,


                                  By____________________________
                                       Authorized Signatory


                                  By____________________________
                                       Authorized Signatory


                              BRENTWOOD ASSOCIATES
                                  BUYOUT FUND II, L.P.

                                  By:  BRENTWOOD PRIVATE EQUITY LLC,
                                         a general partner


                                  By____________________________
                                       Managing Member

                                                        [Shareholders Agreement]

                                  CB CAPITAL INVESTORS, L.P.

                                  By: _____________________________,
                                         a general partner


                                  By____________________________
                                       Title:


                                  MANAGEMENT SHAREHOLDERS
                                  -----------------------


                                  ______________________________
                                  Mary J. George